January 24, 2020

Advisers Investment Trust

690 Taylor Road, Suite 210

Gahanna, OH 43230

Re:	Advisers Investment Trust; File No. 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Amendment No. 72 under the Investment Company Act of 1940, as amended (the “1940 Act”) for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 87 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP